EXHIBIT 99.2

SMTC Q2 16 Earnings Call

Sushil

•	Thank you Karen

•	Welcome and good afternoon Ladies and Gentlemen. I am Sushil Dhiman, SMTC’s President and Chief Executive Officer. On this call with me today is Roger Dunfield, SMTC’s Chief Financial Officer and Greg Gaba, Vice President of Finance.

•	Before we begin the call, I’d like to remind everybody that the presentation includes statements about expected future events and financial results that are forward looking in nature and subject to risks and uncertainties. The Company cautions that actual performance will be affected by a number of factors, many of which are beyond the company’s control and that future events and results may vary substantially from what the Company currently foresees. Discussion of the various factors that may affect future results is contained in the Company’s Annual Report on Form 10K; on Form 10Q and subsequent reports on Form 8K and other filings with the Securities and Exchange Commission.

•	Our Q2 16 revenue of $43.6 million was lower than expected due to three key reasons. The first reason was a result of the complete disengagement with two customers, a transition process we reported in the beginning of 2015 and one product line reaching its end of life. The second reason related to the conversion of one of our new customer’s business to a consignment model versus a full turnkey revenue model. This resulted in lower revenue for this customer but had no impact to profitability. The third key reason is attributed to the product ramp delays for some of our customers due to unpredictability in their end customer’s demand.

•	While the impact of these factors has caused our revenue level to drop, we are expecting the revenues to grow sequentially for the balance of the year.

•	As I stated during the third quarter 2015 earnings call, we made a strategic shift to focus on medical, industrial, aerospace, defense and security sectors. While the new business development cycle for these sectors is longer, the quality of these customers is important to us due to revenue predictability and attractive margins. To launch this strategy we obtained the required certifications for our targeted factories enabling us to focus on these industries. We have positive momentum and have added customers in these target industries to our sales funnel.

•	We continued to make progress in managing working capital as a result of exceptional accounts receivable management and improvement in inventory turns. Our net debt improved by $6.6 million from the second quarter of 2015 to $10.6 million in the second quarter of 2016. Our 2016 initiatives include further improvement in cash cycle days during the second half of the year. I will now hand over the call to Roger to review the financial details

Roger

•	Thanks Sushil

•	Revenue for the second quarter was $43.6 million, with a net loss of $0.6 million and adjusted EBITDA of $0.9 million compared to revenue in the second quarter of 2015 of $57.7 million, net income of $1.0 million and adjusted EBITDA of $1.8M.

•	Gross profit for the second quarter was $3.1 million or 7.1% compared to $5.4 million or 9.4% in the second quarter of 2015. Adjusted gross profit, which excludes the effects of the unrealized portion of foreign exchange gains or losses on unsettled derivative financial instruments, was $3.1 million or 7.2% compared to $4.6 million or 8.0% in the second quarter of the prior year. The reduction in gross profit in the second quarter of 2016 was the result of product mix and the impact of covering our fixed costs with lower revenues partially offset by improved manufacturing efficiencies and reduced direct labor charges.

•	Cash flow from operations was $3.1 million for the second quarter of 2016 compared to $0.2 million in the second quarter of the prior year. We continue to strengthen our balance sheet as we actively improve our cash cycle resulting in pay down of debt.

I will hand it back to Sushil to provide some closing remarks.

Sushil

•	Thanks Roger

•	In summary, we remain focused on adding higher quality customers with more predictable product demand.

•	We have been shifting our focus in our customer funnel to include more medical, industrial, aerospace, defense and security products. During the quarter, we continued to make changes in our sales organization to align with the subject matter expertise and factory focus. We are also adding additional talent to help accelerate the new customer acquisition strategy.

•	We expect that as a result of this industry focus and the additional sales force, we will add longer life cycle products and a more predictable revenue stream.

•	Finally, I want to thank our customers for their trust in SMTC, thank our shareholders for their continued investment in our company, and thank our employees across the globe for their hard work and dedication. We will now open the lines for questions.

Closing:

•	Thank you all for joining the call and your continued support of our Company. We expect our next earnings call to take place during the first week of November. We look forward to speaking to you then. Thank you.